[Endeavour International Corporation logo]

For immediate release
Media contact, Janice Aston White, 713-307-8780

Endeavour to acquire remaining minority interests
in Norwegian oil and gas company

Houston, TX – November 10, 2004 — Endeavour International Corporation (AMEX:END) announced today that its subsidiary Endeavour Energy Norge AS has entered into agreements to acquire the remaining minority interests in OER Oil AS (OER), a privately held Norwegian exploration and production company based in Oslo. The company announced last month its agreement to purchase an approximate 76 percent interest in OER from Lundin Petroleum B.V. The acquisition of the minority interests is expected to close within 60 days subject to necessary government approvals.

The minority interest holders, a majority of which are OER management, endorsed the proposed acquisition as a means to develop a leading independent oil and gas exploration and production company in the Norwegian sector. The minority interests will be purchased for a combination of Endeavour common stock and cash.

“The acquisition of these minority interests will give us complete ownership of OER and provide a clear path forward as we capitalize on the foothold position we have now established in Norway,” said John N. Seitz and William L. Transier, co-chief executive officers. “When completed, the OER acquisition will become the second in what will be a series of strategic initiatives to build an independent energy company uniquely qualified to capture niche exploration and production opportunities in the North Sea region. We will gain at closing a production base and a technical and commercial team that will accelerate the achievement of our overall business objectives.”

In early 2004, Endeavour became a publicly traded U. S. independent energy company that has moved aggressively to establish a presence in both the United Kingdom and Norwegian sectors of the North Sea. Endeavour was awarded nine production licenses covering 18 blocks off the coast of the UK in the 22nd Seaward Licensing Round. Prior to the announced acquisition of OER, the company was notified by the Ministry of Petroleum and Energy in Norway of its pre-qualification as a licensee in that country.

Endeavour International Corporation is an international oil and gas exploration and production company primarily focused on the acquisition, exploration and development of energy reserves in the North Sea sectors of the United Kingdom and Norway. The company also holds interests in a gas development project in Thailand. For more information, visit www.endeavourcorp.com.

Certain statements in this news release should be regarded as “forward-looking” statements within the meaning of the securities laws. These statements speak only of as of the date made. Such statements are subject to assumptions, risk and uncertainty. Actual results or events may vary materially.